Filed Pursuant to Rule 424(b)(5)

Registration No. 333-175419

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 29, 2011)

$35,000,000

MicroVision, Inc.

Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering up to $35,000,000 of shares of our common stock to Azimuth Opportunity Ltd., or Azimuth, pursuant to a Common Stock Purchase Agreement between us and Azimuth dated September 13, 2011, which we refer to as the Purchase Agreement. The offering price, net of commissions payable by us, will be at a discount of between 3.5% and 6.5% from the volume-weighted average price of our common stock at the time of sale, as reported on The NASDAQ Global Market. Upon each sale of our common stock to Azimuth under the Purchase Agreement, we have also agreed to pay Reedland Capital Partners, an Institutional Division of Financial West Group, member FINRA/SIPC (“FWG/Reedland”), a placement agent commission equal to 1% of the aggregate dollar amount paid to us for the common stock purchased by Azimuth. The specific terms of any offering will be provided by way of a prospectus supplement.

This prospectus supplement and the accompanying prospectus also cover the sale of these shares by Azimuth to the public. Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act, and any profits on the sales of shares of our common stock by Azimuth and any discounts, commissions or concessions received by Azimuth may be deemed to be underwriting discounts and commissions under the Securities Act.

Our common stock is listed on The NASDAQ Global Market under the symbol “MVIS.” The last reported sale price of our common stock on The NASDAQ Global Market on September 12, 2011 was $1.01 per share.

Investing in our common stock involves a high degree of risk. Please see the sections entitled “Risk Factors ” beginning on page S-2 of this prospectus and “Part II — Item 1A Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 13, 2011.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying prospectus and the documents incorporated by reference therein.

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, we may from time to time offer and sell any combination of the securities described in the accompanying prospectus up to a total dollar amount of $35 million of which this offering is a part. As of the date of this prospectus supplement, we had not sold any securities under the registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer of these securities under any circumstance or in any jurisdiction where the offer is not permitted or unlawful. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us is accurate only as of their respective dates, and that any information in documents that we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

Unless the context requires otherwise, in this prospectus supplement and the accompanying prospectus the terms “MicroVision,” “the Company,” “we,” “us,” “our” and similar names refer to MicroVision, Inc.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before you decide to invest in our securities, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and the financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

THE OFFERING

Common Stock Offered By Us Pursuant to This Prospectus Supplement	Shares of common stock with aggregate gross sale proceeds of up to $35,000,000.

Proceeds of Offering	The proceeds from this offering will vary depending on the number of shares that we offer, the offering price per share and the applicable offering discount rate. We expect that our net maximum proceeds, after discounts and placement agent commissions and offering expenses, will be up to approximately $33,360,000. We may sell fewer than all of the shares offered by this prospectus supplement, in which case our net offering proceeds will be less, and we may raise less than the maximum $35,000,000 in gross offering proceeds permitted by this prospectus supplement.

Use of Proceeds	We currently intend to use the net proceeds from the sale of the securities offered under this prospectus supplement for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, and acquisitions of other technologies. See “Use of Proceeds” on page S-5 of this prospectus supplement.

The NASDAQ Global Market Symbol	MVIS

Risk Factors	Investing in our common stock involves a high degree of risk. You should read the description of risks set forth in the “Risk Factors” section of this prospectus supplement or otherwise incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase our securities.

Effective Date	The Purchase Agreement governing this offering became effective on September 13, 2011.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended June 30, 2011, which is incorporated by reference in this prospectus as well as those below. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline and you could lose all or part of your investment.

We have a history of operating losses and expect to incur significant losses in the future.

We have had substantial losses since our inception. We cannot assure you that we will ever become or remain profitable.

•	As of June 3, 2011, we had an accumulated deficit of $397.2 million.

•	We incurred consolidated net losses of $292.0 million from inception through 2008, $39.5 million in 2009, and $47.5 in 2010, and a net loss of $18.2 million in the six months ended June 30, 2011.

The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered by companies formed to develop and market new technologies. In particular, our operations to date have focused primarily on research and development of our technology platform and development of demonstration units. We are unable to accurately estimate future revenues and operating expenses based upon historical performance.

We cannot be certain that we will succeed in obtaining additional development contracts or that we will be able to obtain substantial customer orders for our products. In light of these factors, we expect to continue to incur substantial losses and negative cash flow at least through 2011 and likely thereafter. We cannot be certain that we will achieve positive cash flow at any time in the future.

We will require additional capital to fund our operations and to implement our business plan. If we do not obtain additional capital, we may be required to curtail our operations substantially. Raising additional capital may dilute the value of current shareholders’ shares.

Based on our current operating plan, we anticipate that we have sufficient cash and cash equivalents to fund our operations through October 2011. We will require additional cash to fund our operating plan past that time. We are introducing new products into an emerging market which creates significant uncertainty about our ability to accurately project revenue, costs and cash flows. If the level of sales anticipated by our financial plan is not achieved or our working capital requirements are higher than planned, we will need to raise additional cash sooner or take actions to reduce operating expenses. We plan to obtain additional cash through the issuance of equity or debt securities.

Our capital requirements will depend on many factors, including, but not limited to, the rate at which we can, directly or through arrangements with original equipment manufacturers, introduce products incorporating the PicoP display engine and image capture technologies and the market acceptance and competitive position of such products. If revenues are less than we anticipate, if the mix of revenues varies from anticipated amounts or if expenses exceed the amounts budgeted, we may require additional capital earlier than expected to fund our operations. In addition, our operating plan provides for the development of strategic relationships with systems and equipment manufacturers that may require additional investments by us.

Additional capital may not be available to us, or if available, on terms acceptable to us or on a timely basis. Raising additional capital may involve issuing securities with rights and preferences that are senior to our common stock and may dilute the value of current shareholders’ shares. If adequate funds are not available on a timely basis we intend to consider limiting our operations substantially to extend out funds as we pursue other financing opportunities and business relationships. This limitation of operations could include reducing our planned investment in working capital to fund growth and delaying development projects resulting in reductions in staff and operating costs as well as reductions in capital expenditures and investment in research and development.

If we sell shares of our common stock under the committed equity line financing facility, our existing stockholders will experience immediate dilution and, as a result, our stock price may go down.

In May 2011, we entered into a committed equity financing facility, or financing arrangement, under which we may sell up to $40 million of shares of our common stock to Azimuth over a 24-month period subject to a maximum of 21,018,431 shares, including the 225,000 shares of common stock we issued to Azimuth in May 2011 as compensation for their commitment to enter into the financing arrangement. In addition, on September 13, 2011, we entered into an additional financing arrangement with Azimuth. For additional details on this financing arrangement, please refer to “Plan of Distribution” located elsewhere in this prospectus supplement. The sale of shares of our common stock pursuant to these financing arrangements will have a dilutive impact on our existing stockholders. Azimuth may resell some or all of the shares we issue to them under the financing arrangement and such sales could cause the market price of our common stock to decline, which decline could be significant.

We may not have access to the full amount available under the committed equity line financing facility.

Before Azimuth is obligated to purchase any shares of our common stock pursuant to a draw down notice, certain conditions specified in our purchase agreements with Azimuth must be met. Some of such conditions are not in our control. There is no guarantee that these conditions will be met nor is there any guarantee that any of the other conditions in these purchase agreements will be met that would enable a draw down of any portion of the amounts available under our equity lines with Azimuth.

It may become more difficult to sell our stock in the public market.

Our common stock is listed for quotation on The NASDAQ Global Market. If the bid price of our common stock falls below $1.00 for a period of 30 consecutive business days, or we are unable to continue to meet NASDAQ’S listing maintenance standards for any other reason, our common stock could be delisted from The NASDAQ Global Market. If our common stock were delisted, we likely would seek to list the common stock on the NASDAQ Capital Market, the American Stock Exchange or on a regional stock exchange. Listing on such other market or exchange could reduce the liquidity of our common stock. If our common stock were not listed on the NASDAQ Capital Market or an exchange, trading of our common stock would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities or directly through market makers in our common stock. If our common stock were to trade in the over-the-counter market, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the common stock. A delisting from The NASDAQ Global Market and failure to obtain listing on such other market or exchange would subject our securities to so-called penny stock rules that impose additional sales practice and market- making requirements on broker-dealers who sell or make a market in such securities. Consequently, removal from The NASDAQ Global Market and failure to obtain listing on another market or exchange could affect the ability or willingness of broker-dealers to sell or make a market in our common stock and the ability of purchasers of our common stock to sell their securities in the secondary market. In addition, when the market price of our common stock is less than $5.00 per share, we become subject to penny stock rules even if our common stock is still listed on The NASDAQ Global Market. While the penny stock rules should not affect the quotation of our common stock on The NASDAQ Global Market, these rules may further limit the market liquidity of our common stock and the ability of investors to sell our common stock in the secondary market. The market price of our stock has mostly traded below $5.00 per share during 2010, 2009, and 2008. On September 12, 2011, the closing price of our stock was $1.01.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is subject to the safe harbor created by that section. Such statements may include, but are not limited to, projections of revenues, income or loss, capital expenditures, plans for product development and cooperative arrangements, future operations, financing needs or plans of MicroVision, as well as assumptions relating to the foregoing. The words “anticipate,” “believe,” “estimate,” “expect,” “goal,” “may,” “plan,” “project,” “will,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

These forward-looking statements are not guarantees of future performance. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the following: our ability to obtain financing; our ability to continue operations; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other factors set forth in the section entitled “Risk Factors” below, and in the documents incorporated by reference into this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in or incorporated into this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The proceeds from this offering will vary depending on the number of shares that we offer, the offering price per share and the applicable offering discount rate. We expect that our net maximum proceeds will be up to approximately $33,360,000. We may sell fewer than all of the shares offered by this prospectus supplement, in which case our net offering proceeds will be less, and we may raise less than the maximum $35,000,000 in gross offering proceeds permitted by this prospectus supplement.

We currently intend to use the net proceeds from the sale of securities offered by this prospectus supplement for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, and acquisitions of other technologies. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing instruments or other securities.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all future earnings to fund the operations of our business and do not anticipate paying dividends on the common stock in the foreseeable future.

PLAN OF DISTRIBUTION

On September 13, 2011, we entered into the Purchase Agreement with Azimuth, pursuant to which we may, subject to certain customary conditions, require Azimuth to purchase up to $35 million of shares of our common stock over the 24-month term of the Purchase Agreement. Such arrangement is sometimes referred to as a committed equity line financing facility. From time to time over the 24-month term, and in our sole discretion, we may present Azimuth with draw down notices requiring Azimuth to purchase a specified dollar amount of shares of our common stock, based on the price per share per day over 10 consecutive trading days (the “Draw Down Period”), with the total dollar amount of each draw down subject to certain agreed-upon limitations based on the market price of our common stock and a limit of 2.50% of our market capitalization at the time of the draw down, which limit may be waived by our mutual agreement. We may not issue more than 22,030,737 shares in connection with the committed equity line financing facility. We will not sell under the Purchase Agreement in any rolling six-month period a number of shares of our common stock that when aggregated with (a) the common stock sold under the Purchase Agreement or the common stock purchase agreements dated as of August 16, 2010 and May 4, 2011 between the Company and Azimuth within the six-month period immediately preceding the sale of such shares of our common stock and (b) any other sales of our common stock sold during the term of the Purchase Agreement preceding the sale of such shares of our common stock that would be aggregated with such sale for purposes of determining whether approval of the Company’s stockholders is required under any bylaw, listed securities maintenance standards or other rules of the relevant trading market, would exceed that number of shares which is less than 20% of the issued and outstanding shares of our common stock as of the date immediately prior to the earliest of such issuance or sale. We are allowed to present Azimuth with up to 24 draw down notices during the 24-month term, with only one such draw down notice allowed per Draw Down Period and a minimum of five trading days required between each Draw Down Period, unless we and Azimuth otherwise agree.

Once presented with a draw down notice, Azimuth is required to purchase a pro rata portion of the shares on each trading day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price determined solely by us for such draw down. The per share purchase price for these shares equals the daily volume weighted average price of our common stock on each date during the Draw Down Period on which shares are purchased, less a discount ranging from 3.5% to 6.5% based on the threshold price determined solely by us. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a Draw Down Period, the Purchase Agreement provides that Azimuth will not be required to purchase the pro rata portion of shares of common stock allocated to that day. However, at its election, Azimuth could buy the pro-rata portion of shares allocated to that day at the threshold price less the discount described above. In addition, we have agreed to pay up to $10,000 of Azimuth’s legal fees and expenses. No additional legal fees incurred by Azimuth are payable by us in connection with any sale of shares to Azimuth.

The Purchase Agreement also provides that from time to time, and at our sole discretion, we may grant Azimuth the option to purchase additional shares of our common stock up to an aggregate amount specified by us during each draw down pricing period. Upon Azimuth’s exercise of such option, we would sell to Azimuth the shares of our common stock subject to such option at a price equal to the greater of the daily volume weighted average price of our common stock on the day Azimuth notifies us of its election to exercise its option or the threshold price for the option determined by us, less a discount calculated in the same manner as for the fixed amount set forth in the draw down notices.

The shares of our common stock offered and sold to Azimuth under the Purchase Agreement have been registered on our registration statement on Form S-3 (File No. 333-175419). In addition to our issuance of shares of common stock to Azimuth pursuant to the Purchase Agreement, the registration statement also covers the sale of those shares from time to time by Azimuth to the public. Azimuth is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Azimuth shall use an unaffiliated broker-dealer to effectuate all sales, if any, of common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made on the NASDAQ Global Market at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Azimuth has informed us that each such broker-dealer will receive commissions from Azimuth which will not exceed customary brokerage commissions. Azimuth also will pay other expenses associated with the sale of the common stock it acquires pursuant to the Purchase Agreement.

The shares of common stock issued under the Purchase Agreement may be sold in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may resell a portion of the block as principal to facilitate the transaction.

Azimuth has agreed that during the term of and for a period of ninety (90) days after the termination of the Purchase Agreement, neither Azimuth nor any of its affiliates will, directly or indirectly, sell any of our securities except the shares that it owns or has the right to purchase pursuant to the provisions of a draw down notice. Azimuth has agreed that during the period listed above neither it nor any of its affiliates will enter into a short position with respect to shares of our common stock except that Azimuth may sell shares that it is obligated to purchase under a pending draw down notice but has not yet taken possession of so long as Azimuth covers any such sales with the shares purchased pursuant to such draw down notice. Azimuth has further agreed that during the periods listed above it will not grant any option to purchase or acquire any right to dispose or otherwise dispose for value of any shares of our common stock or any securities convertible into, or exchangeable for, or warrants to purchase, any shares of our common stock, or enter into any swap, hedge or other agreement that transfers, in whole or in part, the economic risk of ownership of our common stock, except for the sales permitted by the prior two sentences.

In addition, Azimuth and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Azimuth or any unaffiliated broker-dealer. Under these rules and regulations, Azimuth and any unaffiliated broker-dealer:

•	may not engage in any stabilization activity in connection with our securities;

•

must furnish each broker which offers shares of our common stock covered by the prospectus that is a part of our Registration Statement with the number of copies of such prospectus and any prospectus supplement which are required by each broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares of common stock purchased and sold by Azimuth and any unaffiliated broker-dealer.

We have agreed to indemnify Azimuth and its affiliates against certain liabilities, including liabilities under the Securities Act. Azimuth has agreed to indemnify us and our affiliates for losses under securities laws for any material omissions or misstatements with respect to information provided by Azimuth for inclusion in the registration statement covering the resale by Azimuth of shares sold to it under the Purchase Agreement, subject to certain limitations. We have agreed that if we issue a draw down notice and fail to deliver the shares to Azimuth on the applicable settlement date, and such failure continues for ten trading days, we will pay Azimuth partial damages in cash or restricted shares of our common stock, at the option of Azimuth.

Upon each sale of our common stock to Azimuth under the Purchase Agreement, we have also agreed to pay FWG/Reedland a placement fee equal to 1% of the aggregate dollar amount of common stock purchased by Azimuth upon settlement of each such sale. We have agreed to indemnify and hold harmless FWG/Reedland against certain liabilities, including certain liabilities under the Securities Act.

Please also see the information set forth under the caption “Plan of Distribution” in the accompanying prospectus, and the disclosure set forth in our Current Report on Form 8-K relating to our equity line of credit arrangement with Azimuth, filed with the SEC on September 13, 2011, pursuant to the Securities Exchange Act, which is incorporated herein by reference. For more information, please see the section entitled “Information Incorporated by Reference” in this prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Ropes  & Gray LLP, Boston, Massachusetts.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov and on our website at http://www.microvision.com/investors.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•	Our proxy statement filed with the SEC on April 28, 2011;

•	Our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 10, 2011;

•	Our current reports on Form 8-K filed with the SEC on May 6, 2011, June 10, 2011 and September 13, 2011;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, filed with the SEC on May 9, 2011 and July 28, 2011, respectively; and

•

The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 333-5276-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-21221).

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: MicroVision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, Attention: Investor Relations, (425) 936-6847.

PROSPECTUS

$35,000,000

MICROVISION, INC.

Common Stock

Preferred Stock

Warrants

We may sell from time to time up to $35,000,000 of our common stock, preferred stock, or warrants in one or more transactions.

We will provide specific terms of these securities and offerings in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is traded on the NASDAQ Global Market under the symbol “MVIS.” On July 27, 2011 the closing price of our common stock on the NASDAQ Global Market was $1.05 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” on page 2.

Our executive offices are located at 6222 185th Avenue NE, Redmond, Washington 98052, and our telephone number is (425) 936-6847.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2011.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is subject to the safe harbor created by that section. Such statements may include, but are not limited to, projections of revenues, income or loss, capital expenditures, plans for product development and cooperative arrangements, future operations, financing needs or plans of MicroVision, as well as assumptions relating to the foregoing. The words “anticipate,” “believe,” “estimate,” “expect,” “goal,” “may,” “plan,” “project,” “will,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

These forward-looking statements are not guarantees of future performance. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the following: our ability to obtain financing; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other factors set forth in the section entitled “Risk Factors” below, and in the documents incorporated by reference into this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in or incorporated into this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by our subsequent quarterly reports or other filings, including filings after the date hereof, with the Securities and Exchange Commission under the Exchange Act. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

THE COMPANY

MicroVision, Inc. (references in this registration statement to “MicroVision,” the “Company,” the “registrant,” and “we” refer to Microvision, Inc.) MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays and wearable displays that interface with mobile devices. The Company’s projection display engine uses highly efficient laser light sources that create vivid images with high contrast and brightness.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities offered under this prospectus will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, and acquisitions of other technologies. The prospectus supplement relating to specific sales of our securities hereunder will set forth our intended use for the net proceeds we receive from the sales. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing instruments or other securities.

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

TO EARNINGS

As we have incurred losses in each of the periods presented below, our earnings were inadequate to cover fixed charges and preference dividends, if any, by the following amounts (in thousands):

	THREE MONTHS ENDED MARCH 31,	FISCAL YEAR ENDED DECEMBER 31,
	2011	2006	2007	2008	2009	2010
Additional earnings required to cover fixed charges	$9,037	$32,432	$26,393	$32,620	$39,529	$47,460

Our deficiency of combined fixed charges and preference dividends to earnings for each of the periods referred to above has been computed on a consolidated basis and should be read in conjunction with the consolidated financial statements, including the notes thereto, and other information set forth in the reports filed by us with the SEC. Please refer to Exhibit 12 filed with the registration statement of which this prospectus constitutes a part for additional information regarding the ratio of earnings to cover fixed charges and preference dividends, if any.

DESCRIPTION OF CAPITAL STOCK

Our Certificate of Incorporation authorizes us to issue 200,000,000 shares of common stock, $.001 par value per share, and 25,000,000 shares of preferred stock, $.001 par value per share. As of July 6, there were 108,265,679 shares of common stock, and no shares of preferred stock, outstanding.

Common Stock. All outstanding common stock is, and any stock issued under this prospectus will be, fully paid and nonassessable. Subject to the rights of the holders of our outstanding preferred stock, holders of common stock:

•	are entitled to any dividends validly declared;

•	will share ratably in our net assets in the event of a liquidation; and

•	are entitled to one vote per share.

The common stock has no conversion rights. Holders of common stock have no preemption, subscription, redemption, or call rights related to those shares.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock. The Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of MicroVision, which could depress the market price of our common stock. We currently have no shares of preferred stock outstanding. If we offer preferred stock, the terms of that series of preferred stock will be set forth in the prospectus supplement relating to that series.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, warrants or units of any combination of the foregoing securities. Each series of warrants will be issued under a warrant agreement all as set forth in the prospectus supplement or term sheet relating to the warrants offered hereby. A copy of the form of warrant agreement, including any form of warrant certificates representing the warrants, reflecting the provisions to be included in the warrant agreements and/or warrant certificates that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit to a Form 8-K to be incorporated into the registration statement of which this prospectus constitutes a part prior to the issuance of any warrants.

The applicable prospectus supplement or term sheet will describe the terms of the warrants offered thereby, any warrant agreement relating to such warrants and the warrant certificates, including but not limited to the following:

•	the offering price or prices;

•	the aggregate amount of securities that may be purchased upon exercise of such warrants and minimum number of warrants that are exercisable;

•	the number of securities, if any, with which such warrants are being offered and the number of such warrants being offered with each security;

•	the date on and after which such warrants and the related securities, if any, will be transferable separately;

•

the amount of securities purchasable upon exercise of each warrant and the price at which the securities may be purchased upon such exercise, and events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

•	any material risk factors, if any, relating to such warrants;

•	the identity of any warrant agent; and

•	any other terms of such warrants (which shall not be inconsistent with the provisions of the warrant agreement).

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, if any, on the securities purchasable upon such exercise, statutory appraisal rights or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that material U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants.

PLAN OF DISTRIBUTION

General. We may sell the securities offered hereby directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the terms of the offering of the securities, including

•	the terms of the securities to which such prospectus supplement relates;

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters named in the prospectus supplement, if any, are only underwriters of the securities offered with the prospectus supplement.

Sales Directly to Purchasers. We may enter into agreements directly with one or more purchasers. Such agreements may provide for the sale of securities at a fixed price, based on the market price of the securities or otherwise.

Use of Underwriters and Agents. If underwriters are used in the sale of securities, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

Securities may be sold directly to or through agents from time to time. Any agent involved in the offering and sale of securities will be named and any commissions paid to the agent will be described in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment. Agents or underwriters may be authorized to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions paid for solicitation of these contracts will be described in the prospectus supplement. We may engage in “at the market” offerings only of our common stock. An “at the market” offering is defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, or the Securities Act, as an offering of equity securities into an existing trading market for outstanding shares of the same class at other than a fixed price.

Deemed Underwriters. In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, as amended, or the Securities Act, and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Indemnification and Other Relationships. We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Listing of Securities. Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange or market, except for the common stock, which will be listed on the NASDAQ Global Market, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity or any trading in the securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our annual report on Form 10-K for the year ended December 31, 2010, filed on March 10, 2011;

•	Our quarterly report on Form 10-Q filed with the SEC on May 9, 2011;

•	Our current reports on Form 8-K filed with the SEC on June 10, 2011 and May 6, 2011;

•	Any other filings we make pursuant to the Exchange Act after the filing date of the initial registration statement and prior to effectiveness of the registration statement; and

•

The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 333-5276-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-21221).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

MicroVision, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

Attention: Investor Relations

(425) 936-6847

This prospectus is part of a registration statement that we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

LEGAL OPINION

For the purpose of this offering, Ropes & Gray LLP, Boston, Massachusetts, is giving its opinion on the validity of the securities offered hereby.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report(s) (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.